Exhibit 10.1

THIS AGREEMENT dated as of March 26, 2008 (the “Agreement”) by and among CommScope, Inc., a Delaware corporation (“CommScope”), Andrew Corporation, a Delaware corporation (“Andrew”), Andrew Corporation Mauritius, a Mauritius corporation (“Andrew Mauritius”, and together with CommScope and Andrew, the “Andrew Parties”), Andes Industries, Inc., a Nevada corporation (“Andes”), PCT International, Inc., a Nevada corporation (“PCT International”), PCT Mauritius Holding Limited, a private company incorporated in Mauritius under the Companies Act 2001 (“PCT Mauritius”), Mr. Steven Youtsey, an individual (“Youtsey”), and PCT Broadband Telecommunications (Yantai) Co. Ltd., a wholly foreign-owned enterprise organized and existing under the laws of the People’s Republic of China (formerly known as Andrew Broadband Telecommunications (Yantai) Co. Ltd.) (“PCTY”, and together with Andes, PCT International, PCT Mauritius and Youtsey, the “Andes Parties”).

RECITALS

WHEREAS, Andrew is a wholly-owned indirect subsidiary of CommScope and is the owner of 7,789,813 shares of Common Stock (the “Shares”) of Andes, par value $0.001 per share (the “Common Stock”);

WHEREAS, PCT International issued a Senior Note, dated April 2, 2007, in favor of Andrew, in the original principal amount of $9,035,000 (the “Andrew Note”);

WHEREAS, PCT Mauritius issued a Senior Note, dated March 30, 2007, in favor of Andrew Mauritius, which is a wholly-owned subsidiary of Andrew, in the original principal amount of $5,592,000 (the “Andrew Mauritius Note”);

WHEREAS, Andes issued a Promissory Note, dated September 29, 2006, in favor of Andrew, in the original principal amount of $1,518,369.72 (the “Promissory Note”, and together with the Andrew Note and the Andrew Mauritius Note, the “Notes”);

WHEREAS, Andrew and Andrew Mauritius jointly hold a Warrant to Acquire Common Stock of Andes dated April 2, 2007 (the “Warrant”);

WHEREAS, the Andrew Parties wish to transfer the Shares, the Notes and the Warrant to Andes for the consideration and according to the terms, and pursuant to the conditions, of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1. Transactions.

1.1. Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, at 9:00 a.m., local time, on the third business day after the satisfaction or waiver of the conditions set forth in Article 5 (excluding those conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other time, place or manner (including via facsimile) as may be mutually agreed to by the parties hereto (the date on which the Closing occurs being referred to in this Agreement as the “Closing Date”).

1.2. Transfer of Shares, Notes and Warrant.  On the Closing Date, the Andrew Parties shall transfer to the respective issuing Andes Parties all of their right, title and interest in and to the Shares, the Notes and the Warrant, free and clear of all liens, security interests, encumbrances, mortgages, pledges or other restrictions (“Encumbrances”).  The parties acknowledge and agree that the Andrew Note and the Andrew Mauritius Note evidence purchase money indebtedness for the acquisition by the Andes Parties of certain assets and that the transfer of the Andrew Note and the Andrew Mauritius Note from the Andrew Parties to the respective issuing Andes Parties reflects an adjustment of the purchase price for such assets.

1.3. Transfer of Z-Wire Patent and Related Know-How.  On the Closing Date, Andrew shall transfer to Andes all of the right, title and interest of Andrew in and to the Z-Wire Intellectual Property pursuant to the Z-Wire IP Agreement (the “IP Transfer Agreement”), attached hereto as Exhibit A; except that pursuant to the IP Transfer Agreement, Andrew will retain a non-exclusive license to the Patents (as defined in the IP Transfer Agreement) for use of the Patents in connection with products other than Drop Cable Products (as defined in the IP Transfer Agreement).  For the purposes hereof, “Z-Wire Intellectual Property” means the following intellectual property owned by Andrew: (a) the trademark “Z-Wire,” together with U.S. trademark application serial no. 78/658,023, and the goodwill associated therewith; (b) U.S. Patent No. 7,048,343 and all counterparts thereof throughout the world; and (c) all intellectual property, technology and know how of Andrew identified on Schedule A attached to the IP Transfer Agreement.

1.4. Waiver of Rights.  Effective as of the Closing, Andes and Youtsey hereby waive all rights to otherwise acquire, or prohibit the transfer of, the Shares pursuant to the Bylaws of Andes (as amended, the “Bylaws”) and the Amended and Restated Investor Rights Agreement (the “Investor Rights Agreement”) dated as of March 30, 2007 by and between Andes, the stockholders of Andes identified on the signature page thereto and Andrew, or otherwise.

1.5. Releases. On or before the Closing Date, the Andes Parties, and each director, stockholder and subsidiary of Andes (other than Andrew), shall execute the Andes Release substantially in the form of Exhibit B hereto (“Andes Release”) and the Andrew Parties shall execute the Andrew Release substantially in the form of Exhibit C hereto (“Andrew Release”).

1.6. Closing Deliveries.  At the Closing,

(a) Andrew will deliver:

(i) The certificate or certificates representing the Shares, together with duly executed stock powers or such other customary instruments of transfer as reasonably requested by Andes;

(ii) The instruments representing the Notes;

(iii) The instrument representing the Warrant;

(iv) The IP Transfer Agreement executed by Andrew; and

(v) The Andrew Release, executed by each of the Andrew Parties; (each of the deliveries under Section 1.6(a), the “Andrew Closing Deliveries”); and

(b) Andes will deliver:

(i) The IP Transfer Agreement executed by Andes, PCT International and PCTY; and

(ii) The Andes Release, executed by each of the Andes Parties and by each director, stockholder and subsidiary of Andes (other than Andrew); (each of the deliveries under Section 1.6(b), the “Andes Closing Deliveries”).

1.7. Subsequent Adjustments.  If, at any time or from time to time, during the two year period beginning on the Closing Date (the “Adjustment Period”), directly or indirectly, in one or a series of transactions (a) Andes enters into a merger or other business combination transaction or sells all or any part of its business, properties or tangible or intangible assets (including the stock or assets of any subsidiary) that (i) constitute more than 15% of Andes’ total assets as set forth in the most recently prepared consolidated balance sheet of Andes, or (ii) account for more than 15% of Andes’ total revenues as set forth in the most recently prepared consolidated statement of operations of Andes, or (iii) constitute a separate line of business or business segment, or (b) Youtsey sells all or any portion of his Common Stock in connection with a sale of at least 50% (by vote or value) of the outstanding Common Stock then held by all stockholders, including by merger or similar transaction, or (c) Andes makes any distribution to stockholders, declares a dividend or repays any loan or other amount due to a stockholder that is outstanding on the date of this Agreement (other than Notes or other amounts due to Andrew as of the Closing Date), then in each and every such case Andes or Youtsey, as applicable, will pay to Andrew in immediately available funds, within two business days of the closing of each such transaction, the lesser of $16 million (less any amount previously paid to Andrew under this Section 1.7) or 15% of the proceeds  (or if such proceeds are not cash, the cash equivalent thereof) of such transaction (such payments, the “Adjustments”).  Such Adjustments shall be paid for (a) any transactions closed within the Adjustment Period and (b) any transactions that are not closed within the Adjustment Period if Andes or Youtsey has not acted in good faith or has purposely manipulated or delayed closing such transactions for a purpose (among others) of avoiding this Section 1.7.

2. Representations and Warranties of the Andrew Parties.  The Andrew Parties hereby jointly and severally represent and warrant to the Andes Parties:

2.1. Authority, Organization.

(a) Each of the Andrew Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b) Each of the Andrew Parties has all requisite power and authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.  The execution and delivery by each of the Andrew Parties of this Agreement and the consummation by each of the Andrew Parties of the transactions contemplated by this Agreement have been duly authorized by all necessary action of the applicable Andrew Party;

(c) This Agreement has been duly and validly executed and delivered by each of the Andrew Parties and constitutes a valid and binding agreement of each of the Andrew Parties, enforceable against each of the Andrew Parties in accordance with its terms; and

(d) The execution and delivery of this Agreement by the Andrew Parties does not, and the consummation of the transactions contemplated by this Agreement will not, (i) violate or conflict with the organizational documents or any material agreement of any of the Andrew Parties or (ii) violate any law, regulation, order, judgment or decree of any Governmental Entity (as defined below) applicable to any of the Andrew Parties.

2.2. Title.  Andrew has, and upon the consummation of the transactions contemplated by this Agreement, Andrew will transfer to Andes, good and valid title to the Shares, free and clear of any Encumbrances (except as set forth in the Bylaws and the Investor Rights Agreement).  The Andrew Parties, as applicable, have sole ownership of the Notes and the Warrant, and each of the Notes and the Warrant is held and since issuance has been held continuously by the original holder thereof.  Andrew has sole ownership of the registered Z-Wire Intellectual Property and the right to transfer same to Andes in accordance with this Agreement and the IP Transfer Agreement.  The registered Z-Wire Intellectual Property is in good standing and all necessary fees have been paid to maintain U.S. Patent No. 7,084,343 and U.S. Trademark Application Serial No. 78/658,023 for “Z-Wire”.

2.3. Consents.  Except for the Regulatory Approvals (as defined in Section 4.1), none of the Andrew Parties is required to obtain any permit, authorization, consent or approval of or by, or make any notification to or filing with, (i) any multinational or supranational, federal, provincial, state or other government or governmental body, (ii) any division or authority of any government, governmental body or private body exercising any statutory, regulatory, expropriation or taxing authority under the authority of any government or governmental body covered under clause (i), (iii) any domestic, foreign or international judicial, or administrative court or arbitrator acting under the authority of any entity under clause (i) or (ii) (each entity described under clause (i), (ii) and (iii), a “Governmental Entity”) or (iv) any other person or entity, in each case, in connection with the execution, delivery and performance by any of the Andrew Parties of this Agreement or the consummation by the Andrew Parties of the transactions contemplated by this Agreement.

2.4. No Litigation.

(a) Except the Final Judgment (as defined below), there is no action, suit, proceeding at law or in equity by any person, or any arbitration or any administrative or other proceeding by or before any Governmental Entity, pending or, to the knowledge of any Andrew Party, threatened against any of the Andrew Parties (i) which would prohibit or materially delay or impair the consummation of the transactions contemplated by this Agreement, or (ii) to the knowledge of any Andrew Party, that involves any of the Z-Wire Intellectual Property.

(b) There is no action, suit, proceeding at law or in equity, arbitration, or any other proceeding filed, initiated, brought, pending, or otherwise begun in any way (whether or not service of process is complete, and whether or not the relevant jurisdiction would consider the action to have been started without service) (i) by any of the Andrew Parties against any of the Andes Parties, or their current and former directors, officers, employees, or agents, or (ii) to the knowledge of any Andrew Party, that involves any of the Z-Wire Intellectual Property.

3. Representations and Warranties of the Andes Parties.  The Andes Parties hereby jointly and severally represent and warrant to the Andrew Parties:

3.1. Authority, Organization.

(a) Each of the Andes Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b) Each of the Andes Parties has all requisite power and authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.  The execution and delivery by each of the Andes Parties of this Agreement and the consummation by each of the Andes Parties of the transactions contemplated by this Agreement have been duly authorized by all necessary action of the applicable Andes Party;

(c) This Agreement has been duly and validly executed and delivered by each of the Andes Parties, and constitutes a valid and binding agreement of each of the Andes Parties, enforceable against each of the Andes Parties, in accordance with its terms;

(d) The execution and delivery of this Agreement by the Andes Parties does not, and the consummation of the transactions contemplated by this Agreement will not, (i) violate or conflict with the organizational documents or any material agreement of the Andes Parties or (ii) violate any law, regulation, order, judgment or decree of any Governmental Entity applicable to the Andes Parties; and

(e) All of the directors, stockholders and subsidiaries of Andes are listed as signatories on the Andes Release (other than Andrew).

3.2. Consents.  Except for the Regulatory Approvals, none of the Andes Parties is required to obtain any permit, authorization, consent or approval of or by, or make any notification to or filing with, any Governmental Entity or any other person or entity, in each case, in connection with the execution, delivery and performance by any of the Andes Parties of this Agreement or the consummation by the Andes Parties of the transactions contemplated by this Agreement.

3.3. No Litigation.

(a) There is no action, suit, proceeding at law or in equity by any person, or any arbitration or any administrative or other proceeding by or before any Governmental Entity, pending or, to the knowledge of any Andes Party, threatened against any of the Andes Parties which would prohibit or materially delay or impair the consummation of the transactions contemplated by this Agreement.

(b) There is no action, suit, proceeding at law or in equity, arbitration, or any other proceeding filed, initiated, brought, pending, or otherwise begun in any way (whether or not service of process is complete, and whether or not the relevant jurisdiction would consider the action to have been started without service) by any of the Andes Parties against any of the Andrew Parties, or their current and former directors, officers, employees, or agents.

4. Certain Covenants.

4.1. Necessary Filings.

(a) Subject to the terms and conditions of this Agreement, the Andrew Parties and the Andes Parties shall, and, where applicable, shall cause their respective affiliates to, perform all of the obligations required or desirable to be performed by such parties, cooperate in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate, as soon as reasonably practicable, the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each of Andrew and Andes shall, and, where appropriate shall cause their respective subsidiaries to, apply for and use commercially reasonable efforts to promptly obtain all regulatory approvals (including, but not limited to, any approval by the United States Department of Justice (the “DOJ”) as required by the proposed final judgment filed on December 6, 2007 in U.S. v. CommScope, Inc. and Andrew Corporation (D.C. District Ct. 2007) (No. 07-2200) (the “Final Judgment”) set forth on Schedule 4.1 hereto (the “Regulatory Approvals”)).

(b) If any of the Andrew Parties or Andes Parties receives a request for information or documentary material from any Governmental Entity with respect to any of the transactions contemplated herein, then such party shall make, or cause to be made, as promptly as practicable (but in the case of any such request under Section VI of the Final Judgment, no later than the period provided for under that Section VI) an appropriate response in compliance with such request.  In addition, subject to applicable law, each of Andrew and Andes will keep the other apprised of the status of any such meetings, discussions, or communications with, and any inquiries or requests for additional information from any Governmental Entity.

4.2. Further Assurances.  The Andrew Parties and the Andes Parties each agree to cooperate with each other, and at the request of the other, to execute and deliver any further instruments or documents and to take all such further action, including, without limitation, causing their respective subsidiaries to take such actions, as the other may reasonably request, in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement and to otherwise carry out the intent of the parties hereunder.

4.3. No Solicitation.

(a) The Andrew Parties covenant that during the Adjustment Period, each of the Andrew Parties shall not, and they shall cause their respective affiliates not to, directly or indirectly, solicit the employment of or hire any person who at the time of such solicitation or hiring or who within one year prior thereto, is or was employed by any of the Andes Parties, on a full or part-time basis; provided however, that the Andrew Parties may engage in general solicitations for, and hire, employees through public advertising of employment opportunities not specifically targeted or directed at employees of the Andes Parties.

(b) The Andes Parties covenant that during the Adjustment Period, each of the Andes Parties shall not, and they shall cause their respective affiliates not to, directly or indirectly, solicit the employment of or hire any person who at the time of such solicitation or hiring or who within one year prior thereto, is or was employed by any of the Andrew Parties, on a full or part-time basis; provided however, that the Andes Parties may engage in general solicitations for, and hire, employees through public advertising of employment opportunities not specifically targeted or directed at employees of the Andrew Parties.

4.4. To the extent permitted by law, on and after the Closing Date, none of the Andrew Parties (including Andrew, as assignor of the Z-Wire Intellectual Property) shall directly or indirectly challenge the validity of any of the Z-Wire Intellectual Property.

4.5. None of the Andrew Parties shall treat the transfer of the Andrew Note and the Andrew Mauritius Note pursuant to Section 1.2, for federal or state income tax reporting purposes, as giving rise to a bad debt deduction but instead shall, except as otherwise required by law, treat such transfer as a purchase price adjustment.

5. Closing Conditions.

5.1. Conditions to Each Party’s Obligation to Effect the Closing.  The obligation of each of the parties under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) All Regulatory Approvals (except for that required by the DOJ, which is covered by Section 5.1(b)) shall have been obtained or, in the case of waiting or suspensory periods, have expired or been terminated;

(b) Written notice from the DOJ to CommScope that the DOJ does not object to the transactions contemplated by this Agreement shall have been obtained as prescribed in Section VI.C. of the Final Judgment; and

(c) No Governmental Entity has enacted, issued, promulgated, enforced, made, entered, issued or applied any law (whether temporary, preliminary or permanent) that makes this Agreement illegal or otherwise directly or indirectly enjoins, restrains or otherwise prohibits consummation of this Agreement.

5.2. Conditions Applicable to the Andrew Parties.  The obligation of the Andrew Parties under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Andrew) of the following conditions as of the Closing Date:

(a) Accuracy of the Representations and Warranties.  The representations and warranties of the Andes Parties as set forth in Article 3 hereof shall be true and correct in all material respects on the Closing Date as though made on the Closing Date; and the Andes Parties shall have delivered to Andrew a certificate to such effect, dated the Closing Date, signed by an authorized officer of each of the Andes Parties; and

(b) Andes Closing Deliveries.  Andes shall have delivered to Andrew the Andes Closing Deliveries.

5.3. Conditions Applicable to the Andes Parties.  The obligation of the Andes Parties under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Andes) of the following conditions as of the Closing Date:

(a) Accuracy of the Representations and Warranties.  The representations and warranties of the Andrew Parties as set forth in Article 2 hereof shall be true and correct in all material respects on the Closing Date as though made on the Closing Date; and the Andrew Parties shall have delivered to Andes a certificate to such effect, dated the Closing Date, signed by an authorized officer of each of the Andrew Parties; and

(b) Andrew Closing Deliveries.  Andrew shall have delivered to Andes the Andrew Closing Deliveries.

6. Termination.

6.1. Termination by Either Party.  This Agreement may be terminated prior to Closing by either Andrew or Andes if the Closing has not occurred prior to June 1, 2008; provided that the right to terminate this Agreement pursuant to this Section 6.1 shall not be available to any party who is in material breach of this Agreement.

6.2. Termination because of DOJ Objection.  This Agreement may be terminated prior to Closing by either Andrew or Andes if CommScope receives written notice from the DOJ that the DOJ objects to the transactions contemplated by this Agreement, as prescribed in Section VI.C. of the Final Judgment.

6.3. Termination by Andrew.  This Agreement may be terminated by Andrew if there shall have been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Andes Parties or if any such representation or warranty shall have become untrue or inaccurate, such that (i) the conditions set forth in Section 5.2 would not be satisfied and (ii) such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the 30 days following notice of such breach or inaccuracy; provided, however, that no Andrew Party is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 5.3 would not be satisfied.

6.4. Termination by Andes.  This Agreement may be terminated by Andes if there shall have been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Andrew Parties or if any such representation or warranty shall have become untrue or inaccurate, such that (i) the conditions set forth in Section 5.3 would not be satisfied and (ii) such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the 30 days following notice of such breach or inaccuracy; provided, however, that no Andes Party is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 5.2 would not be satisfied.

6.5. Effect of Termination.  In the event that this Agreement shall be terminated pursuant to this Article 6, all further obligations of the parties under this Agreement (other than Sections 7.6, 7.7, 7.8 and 7.9) shall be terminated without further liability of any such party to the other, provided that nothing herein shall relieve any such party from liability for its breach of this Agreement prior to the termination of this Agreement.

7. Miscellaneous.

7.1. Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails, as follows:

(i)	if to the Andrew Parties, to:

CommScope, Inc.
1100 CommScope Place, SE
P.O. Box 339
Hickory, North Carolina 28602
Attention:  General Counsel
Facsimile:  (828) 431-2520

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY  10004
Attention:  Lois Herzeca
Facsimile:  (212) 859-4000

(ii)	if to the Andes Parties to:

Andes Industries, Inc.
1715 West Sunrise Boulevard
Gilbert, AZ 85233
Attention:  Steven Youtsey
Facsimile:  (480) 522-2143

with a copy to (which shall not constitute notice):

Squire, Sanders & Dempsey L.L.P.
Two Renaissance Square
40 North Central Avenue, Suite 2700
Phoenix, Arizona  85004
Attention:  Joseph M. Crabb
Facsimile:  (602) 253-8129

Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

7.2. Entire Agreement.  This Agreement, along with the Schedules and Exhibits hereto and the Andrew Closing Deliveries and Andes Closing Deliveries, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

7.3. Modification and Waiver.  No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by all of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

7.4. Binding Effect; No Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the parties.  Notwithstanding this provision, Andrew and Andes may each assign its respective rights, except the rights under Section 4.3, to an entity that (a) purchases it, or (b) purchases substantially all of its assets related to the Z-Wire Intellectual Property.

7.5. No Third Party Rights.  Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights to any person other than the parties hereto, except for the third-party beneficiaries of the Andrew Release and the Andes Release.

7.6. Expenses.  Each of the parties shall bear its own expenses in connection with the transactions specified herein.

7.7. Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to provisions concerning conflict of laws principles that would require the application of the law of another jurisdiction.

7.8. Jurisdiction.  Each of parties hereto (i) consents to submit itself to the personal jurisdiction of Supreme Court of State of New York or any court of the United States, each located in the County of New York, New York in the event any dispute arises out of or relates to this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives and agrees not to plead or claim in any such court that any such legal action or proceeding brought in any such court has been brought in an inconvenient forum and (iv) agrees that it shall not bring any action arising out of or relating to this Agreement in any other court other than Supreme Court of State of New York or any court of the United States, each located in the County of New York, New York.  Each of the parties hereto hereby agree that service of process, summons, notice or document by U.S. registered mail to their respective address set forth herein shall be effective service of process for any suit or proceeding in connection with this Agreement.

7.9. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

7.10. Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.11. Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

COMMSCOPE, INC.

By:	/s/ Frank M. Drendel
Name: Frank M. Drendel
Title: Chairman of the Board and Chief Executive Officer

ANDREW CORPORATION

By:	/s/ Marvin S. Edwards
Name: Marvin S. Edwards
Title: Executive Vice President

ANDREW CORPORATION MAURITIUS

By:	/s/ Dan Hartnett
Name: Dan Hartnett
Title: Director

ANDES INDUSTRIES, INC.

By:	/s/ Steven D. Youtsey
Name: Steven D. Youtsey
Title: Chief Executive Officer

PCT INTERNATIONAL, INC.

By:	/s/ Steven D. Youtsey
Name: Steven D. Youtsey
Title: Chief Executive Officer

PCT MAURITIUS HOLDING LIMITED

By:	/s/ Steven D. Youtsey
Name: Steven D. Youtsey
Title: Chief Executive Officer

STEVEN YOUTSEY

/s/ Steven D. Youtsey

PCT BROADBAND TELECOMMUNICATIONS (YANTAI) CO. LTD.

By:	/s/ Steven D. Youtsey
Name: Steven D. Youtsey
Title: Chief Executive Officer